EXHIBIT 5.1

February 9, 2007

Metalline Mining Company
1330 E. Margaret Ave.
Coeur d'Alene, ID 83815

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.01 par value, of Metalline Mining Company

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by Metalline Mining Company, a Nevada corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to shares of the Company’s common stock, $0.01 par value, issuable pursuant to the Metalline Mining Company 2006 Stock Option Plan (the “Plan”), it is our opinion that such shares, when issued in accordance with the Plans and applicable resolutions of the Board of Directors, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Burns Figa & Will, P.C.